Exhibit 21.1


                              Dynex Capital, Inc.
                          List of Consolidated Entities
                             As of December 31, 2004


Dynex Commercial Services, Inc.
Dynex Securities, Inc.
GLS Capital Services, Inc.
     GLS Development, Inc.
SMFC Funding Corporation
MSC I L.P.
Issuer Holding Corp.
   Commercial Capital Access One, Inc.
   Resource Finance Co. One
     Resource Finance Co. Two
     ND Holding Co.
   MERIT Securities Corporation
     Financial Asset Securitization, Inc.
   GLS Capital, Inc.
     GLS Properties, LLC
     Allegheny Commercial Properties I, LLC
     Allegheny Income Properties I, LLC
     Allegheny Special Properties, LLC
   GLS Capital Services - Marlborough, Inc.
   SHF Corp.


     NOTE:  All  companies  were   incorporated   in  Virginia  except  for  GLS
Properties, LLC, Allegheny Commercial Properties I, LLC, Allegheny Income Properties I, LLC, and Allegheny Special Properties, LLC (Pennsylvania).